EXHIBIT 99.1

Repros Updates Special Protocol Assessment Documentation for Pivotal Studies for Androxal(R)

Update Re-Starts 45 Day PDUFA Response Clock for FDA Comments

THE WOODLANDS, Texas , May 22, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today announced it has modified the pivotal protocol following additional FDA input post the May 9th meeting. The revision included additional secondary endpoints specifying the number of men in the study that exhibit a single time point of testosterone concentration greater than 1500, 1800 and 2500 ng/dL. It is common to experience such high excursions for approved topical products. No subject in an Androxal® study has ever exhibited a concentration greater than 1500 ng/dL and the maximum levels achieved are approximately 1100 ng/dL. This level occurs rarely and only in men administered the higher (25 mg) dose. The pivotal studies are designed to titrate men to greater than 450 ng/dL by first starting on the 12.5 mg dose. The Company believes 60% of men will achieve the 450 ng/dL up-titration threshold on the 12.5 mg dose resulting in 40% of men up-titrating to the 25 mg dose.

The difference in Androxal® response as compared to the topical products is related to the mechanism of action of the Repros drug. Androxal® stimulates endogenous production of testosterone. Normal maximum testosterone production can reach a concentration of around 1040 ng/dL.

The Special Protocol Assessment (SPA) process can take several rounds of review. Repros believes this protocol modification at this early stage of review improves the Company's chances for a first pass success and will have minimal impact on either the cost or timeframe to complete the studies.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         The Trout Group
         Thomas Fechtner
         (646) 378-2931